Exhibit 10.1

January 24, 2024

Donald Allan, Jr.

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Re: Amendment to Employment Agreement

Dear Don:

This letter amends paragraphs 2 and 3 of your letter agreement dated May 31, 2022, with Stanley Black & Decker, Inc. (the “Company”). You and the Company agree as follows:

•	The first bullet of paragraph 2 is hereby amended to read: “Your annual salary rate will be increased to $1,3~~2~~50,000, effective January 1, 2024.”

•	The second bullet of paragraph 2 is hereby amended to read:

•

“Your total Management Incentive Compensation Plan (“MICP”) target bonus opportunity for fiscal year 2024~~2~~ will be 15~~0~~5% of the approved weighted average payout percentage based on all metrics specified in the 202~~2~~4 MICP multiplied by your earned base salary during fiscal year 202~~2~~4. Your annual cash bonus opportunities for subsequent fiscal years will be determined by the Board.”

•	The sixth bullet of paragraph 2 is hereby amended to read,

•

“With respect to fiscal year 2024, you will be eligible for a compensation review in February 2024 and a target long term incentive award in respect of fiscal year 2024 of no less than $10 million. With respect to fiscal year 2025, you will be eligible for a compensation review in February 2025 and a target long term incentive award in respect of fiscal year 2025 of no less than $10 million. At least 50% of the grant date value of annual equity awards granted each year will consist of performance share units, while the balance will consist of a mix of stock options and restricted stock units or other instruments determined by the Board in its sole discretion at the time of grant. With respect to fiscal year 2026~~4~~, you will be eligible for a compensation review in February 2026~~4~~ and a target long term incentive award in respect of fiscal year 2026~~4~~, which the Board will establish in good faith after consultation with you and consideration of Company performance and market practices.”

•

The second sentence of the seventh bullet of paragraph 2 (i.e., the sentence that, prior to this amendment, provided that “In addition, you will continue to participate in the Company’s Supplemental Executive Retirement Plan.”) is hereby deleted.

•

The first sentence of the first subparagraph of paragraph 3 is hereby amended to read, “This agreement has a term of ~~two~~ four (~~2~~4) years, and will terminate on June 30, 202~~4~~6, unless you and the Company mutually agree in writing to extend it for a longer term (the “initial term”).”

Donald Allan, Jr.

January 24, 2024

•	The second subparagraph of section 3 is hereby amended to read:

•

“If, before the expiration of the initial term, the Company terminates your employment for any reason other than for Cause (each capitalized term used but not defined in this letter has the meaning given in Exhibit A), death or Disability, or you terminate your employment for Good Reason, then (A) on the sixtieth (60th) day following your termination date, the Company will pay to you a lump sum in cash equal to two (2) (or, if such termination occurs after June 30, 202~~3~~5 and before the expiration of the initial term, one (1)) multiplied by the sum of (i) your then-current annual salary plus (ii) your annual bonus target amount for the year in which your termination occurs and (B) the Company will provide or arrange to provide you and your eligible dependents, at no greater cost to you than if you were an active employee of the Company, medical, dental, life, vision and prescription drug insurance benefits no less favorable than those provided to senior executives of the Company and their eligible dependents, in each case following your termination until you attain age 65, or, if sooner, until you become eligible for such benefits from a new employer (of which you will promptly notify the Company); provided, however, that, if the Company determines at any time that the payments relating to health and welfare benefits may violate the applicable plan terms or any applicable nondiscrimination or other legal requirements, the Company may instead make cash payments directly to you equal to the amounts it would have paid on your behalf for such benefits, plus an additional 50% of such amounts to approximate the amount of any incremental taxes owed by you thereon, and shall be subject to any applicable tax-related deductions and withholdings (the benefit described in this clause (B), the “Welfare Benefit”).”

Donald Allan, Jr.

January 24, 2024

This letter constitutes a modification to your May 31, 2022, letter agreement. In all other respects, your May 31, 2022, letter agreement remains unchanged.

Please indicate your acceptance by signing below and returning the signed amendment to us within ten business days after your receipt.

Sincerely,

STANLEY BLACK & DECKER, INC.

/s/ Janet M. Link
Janet M. Link
Senior Vice President,
General Counsel and Secretary

I agree to the terms described above as of the date first above written.

/s/ Donald Allan, Jr.
Donald Allan, Jr.